UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):

January 16, 2014

Jamba, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32552	20-2122262
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

6475 Christie Avenue, Suite 150, Emeryville, California 94608

(Address of principal executive offices)

Registrant’s telephone number, including area code:

(510) 596-0100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2014 Management Incentive Plan Criteria

On January 16, 2014 the Compensation and Executive Development Committee (the “Committee”) of the Board of Directors of Jamba, Inc. (the “Company”) established criteria for cash incentive awards that may be paid under the Company’s Management Incentive Plan for the first performance period in fiscal year 2014, which covers the period of January 1, 2014 through July 1, 2014 (the “2014 First Half Criteria”). Under the 2014 First Half Criteria, cash incentive awards will be earned by participants upon the achievement of specified financial objectives and strategic objectives. Achievement of the financial objectives will be Company specific and account for 60% of a participant’s target award, and achievement of the strategic objectives will account for the remaining 40%; except that the financial objectives for participants that are employees of the Company’s growth business unit will be comprised of 20% Company financial objectives and 40% business unit specific financial objectives to be determined by the Company’s chief executive officer.

If each of the target metrics is achieved in the first performance period for fiscal year 2014, participants will be eligible for a target award, based on the participant’s position, as follows:

Position	Target Award as a % of Base Salary During Performance Period
CEO and President	100%
EVP, Chief Financial Officer and Chief Administrative Officer	65%
Senior Vice President	50%
Vice President	40%

Directors and Managers are also participants in the Management Incentive Plan with 2014 First Half Criteria target award percentages similarly based on base salary during the performance period.

The Company financial objectives under the 2014 First Half Criteria are as follows: (i) the Company’s company store comparable sales for the performance period are positive; (ii) the Company’s general and administrative expenses (excluding bonus amounts) are under a target maximum amount; and (iii) the Company’s income from operations (excluding bonus amounts) falls within a targeted range. The Committee has the discretion to waive one or more of the financial criteria and make any adjustments to the calculations thereof for certain one-time, non-recurring events. The financial objectives for participants in the Company’s growth business unit will be comprised of 20% of the above Company financial objectives and 40% business unit specific financial objectives to be determined by the Company’s chief executive officer. Depending on job title, a participant will be eligible for a portion of a bonus payout between 60% and 125% of a participant’s targeted amount with respect to the financial metrics.

The Company strategic objectives are focused on growth and are dependent upon a participant’s position and business unit. With respect to the Company strategic objectives, the associated percentage may be a portion of the designated percentage amount if a determination is made that some but not all of the respective objectives have been met.

Amendment to Severance Arrangements with Bruce Schroder

As previously announced, Bruce Schroder resigned as the Company’s Executive Vice President and Chief Operating Officer on October 7, 2013. In connection with his resignation, on October 22, 2013, Mr. Schroder and the Company entered into the Company’s standard form of Separation Agreement and Release, under which Mr. Schroder was entitled to standard severance benefits for his position, including continuation of payment of up to 100% of his salary through January 6, 2015 and continuation of healthcare benefits through October 9, 2014. Subsequently, on January 20, 2014, as a result of Mr. Schroder agreeing to employment with another company, the Company and Mr. Schroder entered into a Supplement to the Separation Agreement and Release (the “Supplement”), pursuant to which the Company agreed to pay Mr. Schroeder a lump sum payment of $81,000, equal to the amount of severance which otherwise would have been due to Mr. Schroder through April 30, 2014, and to reimburse Mr. Schroder for continued COBRA coverage through no later than March 1, 2014, in consideration of Mr. Schroder’s agreement he was no longer entitled to any additional severance benefits under the original agreement and his granting of a release of all claims in favor of the Company.

The description of the Supplement is not complete and is qualified in its entirety by the actual terms of the Supplement, a copy of which will be filed as an exhibit to the Company's Annual Report on Form 10-K for the fourth quarter and year ended December 31, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAMBA, INC.

Date:	January 23, 2014	By:	/s/ Karen L. Luey
			Name:	Karen L. Luey
			Title:	Chief Financial Officer, Chief Administrative Officer, Executive Vice President and Secretary